Exhibit 10.2

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SPONSORED

RESEARCH AGREEMENT

THIS AGREEMENT (“Agreement”), effective this 12th day of August, 2019 (“Effective Date”), by and between Temple University – Of the Commonwealth System of Higher Education (hereinafter referred to as “University”) and Renovacor, Inc., a Delaware corporation, having a principal place of business at: 136 Knightsbridge Road, Wynnewood, PA 19096 (hereinafter referred to as “Sponsor”).

RECITALS:

1. The research program contemplated by this Agreement is of mutual interest and benefit to University and Sponsor, will further the multiple missions of University (Instruction, Research, and Public Service) in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for Sponsor, University, and society by the advancement of science and engineering through discovery;

2. Sponsor has expressed a desire to engage University to create or enhance technologies that will assist in Sponsor’s development and commercialization of new products and/or processes;

3. University’s research capabilities reflect a substantial public investment which University, as a part of its mission, wishes to utilize in a cooperative and collaborative research effort with Sponsor in order to meet the above stated needs; and

4. Sponsor and University have entered into a license agreement (“License Agreement”) that provides for the license by University to Sponsor of certain technology that University has developed that is directed to research contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth below, the parties hereto agree to the following:

Article 1 – Definitions

As used herein, the following terms shall have the following meanings:

1.1 “Project” shall mean the research described in Appendix A hereof, under the direction of Arthur Feldman, MD, Ph.D. (hereinafter referred to as “Principal Investigator”).

1.2 “Project Intellectual Property” shall mean all inventions, discoveries, know-how, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, created, discovered, developed, and/or reduced to practice or tangible medium of expression (a) by one or more technicians, scientists, students or post doctoral fellows of University or (b) jointly by one or more technicians, scientists, students or post doctoral fellows of University and one or more consultants or employees of Sponsor in the performance of the Project and resulting patents, divisions, continuations, or substitutions of such applications and all reissues thereof and copyrightable materials, including computer software. In instances where University has less than complete ownership of such intellectual property or is limited with respect to its ability to assign or license the same due to possible rights of Sponsor or the federal government, Project Intellectual Property will include only the property that University has the right to assign or license.

1.3 “Proprietary Information” shall mean any written information and data marked proprietary or non-written information and data disclosed which is identified at the time of disclosure as proprietary and is reduced to writing and transmitted to the other party within sixty (60) days of such non-written disclosure.

1.4 “Agreement” has the meaning ascribed to it in the preamble.

1.5 “Effective Date” has the meaning ascribed to it in the preamble.

1.6 “License Agreement” has the meaning ascribed to it in the recitals.

1.7 “Period of Performance” has the meaning ascribed to it in Article 2.

1.8 “Sponsor” has the meaning ascribed to it in the preamble.

1.9 “Sponsor Technology” shall mean all discoveries, inventions, know-how, trade secrets, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that are conceived, discovered, developed, created or reduced to practice or tangible medium of expression solely by consultants (other than those consultants that are also affiliated with University in connection with the Project) or employees of Sponsor at any time prior to the Effective Date, or concurrent with and unrelated to the Project.

1.10 “University” has the meaning ascribed to it in the preamble.

Article 2 - Period of Performance

This Agreement shall become effective on the Effective Date, and shall expire on the third anniversary of the Effective Date (hereinafter referred to as “Period of Performance”) unless terminated sooner pursuant to Article 11 or extended in accordance with the next sentence. This Agreement may be extended or renewed only by the parties’ mutual written agreement, executed by an authorized representative of both parties.

Article 3 - Research Work

University shall commence the performance of Project on the first day of Period of Performance and shall use reasonable best efforts to perform Project substantially in accordance with the terms and conditions of this Agreement and the research plan established by the Principal Investigator. Sponsor and University have discussed and will agree on the research plan for the Project but the performance of the Project will be controlled by University. University shall furnish facilities (including laboratory space and equipment) necessary to carry out its obligations under this Agreement.

Article 4 - Reports

The Principal Investigator shall keep and maintain adequate records containing laboratory and pre-clinical data generated in the course of the Project to enable him to furnish complete and accurate information to Sponsor regarding the Project activities and results. Principal Investigator shall be available to confer by telephone with Sponsor, as reasonably appropriate, and shall furnish Sponsor with reasonably-detailed semi-annual written reports regarding Project to Sponsor describing the results and actual expenses of the research performed pursuant to the Project during the term of this Agreement. Each report shall be delivered to Sponsor within forty-five (45) days following September 30 and March 31, commencing October 31, 2019.

Sponsor may, upon ten (10) days prior written notice to University and Principal Investigator and at times and places mutually agreed and subject to University’s then-applicable security procedures, enter University’s premises during normal hours of operation to examine and make copies of University and Principal Investigator’s records relating to the Project to verify compliance by University and Principal Investigator with the terms of this Agreement. Any such examination and copying shall be paid for by Sponsor and shall be scheduled and conducted so as to reasonably minimize the disruption of University’s research operations.

During the term of this Agreement, Principal Investigator will meet with representatives of Sponsor at times and places mutually agreed upon but no less often than semi-annually to discuss the progress and results, as well as any proposed changes relating to the Project.

Article 5 - Fiscal Considerations

5.1 This is a cost reimbursable agreement. Total cost to Sponsor shall not exceed [***] for the 3-year Period of Performance. Subject to the provisions of Article 10 and Article 11, Sponsor shall provide University [***] in funding for each year of the 3-year term. Payments shall be made by Sponsor according to the schedule set forth in Appendix B. Prior to the commencement of each funding period, Sponsor shall pay University the amount budgeted for such period according to Appendix B. If in any period, actual expenditures by University exceed the amount set forth in Appendix B for the period, the overrun will be carried forward for the next period and paid for from the next payment. If in any period actual expenditures are less than the amount set forth in Appendix B for the period, the underrun may be applied to the expenses of the subsequent period(s) by University but shall not reduce the amount due University from Sponsor for the subsequent period(s). Subject to the provisions of Article 11.3, upon termination of this Agreement or the Project prior to expiration of the term, University shall return to Sponsor any amounts paid to University by Sponsor which exceed University’s actual expenses for the Project where such amounts cannot be applied to a subsequent quarter as provided above.

5.1A University shall closely monitor expenditures, in accordance with its institutional policies, to ensure that the funds provided by Sponsor are spent in accordance with this Agreement. University shall have the right to re-budget Project funds between cost categories and annual budgets as deemed necessary by University and the Principal Investigator.

5.1B University shall keep and maintain adequate books and records to furnish complete, detailed and accurate information to Sponsor regarding calculation of the amounts expended by University on the Project and any budget deviations, according to the provisions of Article 5.1.

5.1C University and Sponsor agree that during the term of this Agreement Sponsor shall be the sole source of direct financial support for the Project. University and Sponsor further agree and acknowledge that University shall not be restricted at any time from pursuing or accepting financial support for the performance of research which is not undertaken pursuant to the scope of work for the Project.

5.2 University shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

5.3 In the event of early termination of this Agreement pursuant to Article 11 hereof, Sponsor shall pay all reasonable costs and non-cancelable commitments incurred by University as of the date of termination.

Article 6 - Publicity

Neither party to this Agreement will use the name of the other party, nor of any member of the other party’s employees, in any publicity, advertising, or news release without the prior written approval of an authorized representative of that party.

Article 7 - Publication

7.1 It is the purpose of this clause, in conjunction with Article 8 - Confidentiality, to balance Sponsor’s need to protect commercially feasible technologies, products, or processes with University’s public responsibility to freely disseminate scientific findings for the advancement of knowledge. University recognizes that the public dissemination of information based upon research performed under this Agreement cannot contain Proprietary Information nor should it jeopardize Sponsor’s ability to commercialize Project Intellectual Property developed hereunder. Further, University acknowledges that commercially sensitive information related to the design or composition of specified products or processes is not of general interest, while its confidentiality may be critical to the commercialization of said products or processes. Similarly, Sponsor recognizes that the scientific results of Project must be publishable and, subject to the confidentiality provisions of the Agreement, may be presented in forums such as symposia or international, national or regional professional meetings, or published in vehicles such as books, journals, websites, theses, or dissertations.

7.2 University agrees not to publish or otherwise disclose Proprietary Information. Sponsor agrees that University, subject to review by Sponsor, shall have the right to publish results of Project which are not proprietary to the design or composition of specified products or processes derived from Project. Sponsor shall be furnished copies of any proposed publication or presentation at least thirty (30) days before submission of such proposed publication or presentation. During that time, Sponsor shall have the right to review the material for Proprietary Information provided by Sponsor and to assess the patentability of any invention described in the proposed publication or presentation. If Sponsor decides that a patent application should be filed, the publication or presentation shall be delayed an additional sixty (60) days or until a patent application is filed, whichever is sooner. At Sponsor’s request, Proprietary Information provided by Sponsor shall be deleted.

Article 8 - Confidentiality

8.1 Prior to disclosure of Proprietary Information to University by Sponsor, Sponsor shall notify Principal Investigator of its intent to disclose Proprietary Information; and Principal Investigator shall have the right to decline receipt of said information. Proprietary Information disclosed to University shall be sent only to Principal Investigator and not to other University personnel.

8.2 Each party to this Agreement agrees to treat Proprietary Information received from the other party with a substantially similar degree of care to the degree of care with which it treats its own Proprietary Information, but in no event, with less than a reasonable degree of care, and further agrees not to disclose such Proprietary Information to a third party without prior written consent from the party disclosing Proprietary Information.

8.3 The foregoing obligations of non-disclosure do not apply to Proprietary Information which:

(a) was known to the recipient prior to the disclosure hereunder;

(b) was received from a third party not under an obligation of confidence to recipient;

(c) is publicly available at the time of disclosure hereunder or subsequently entered the public domain without the fault of the recipient;

(d) has been independently developed by an employee of recipient that has not had access directly or indirectly to Proprietary Information of the disclosing party, and recipient can substantiate any claim of independent development by written evidence; or

(e) is required to be disclosed by a government agency or court of competent jurisdiction; provided that the recipient notifies the disclosing party of any such disclosure request, if allowable by law, and, if the disclosing party informs recipient that the disclosing party opposes the request for disclosure, then recipient shall (at disclosing party’s expense) support any of disclosing party’s reasonable efforts to oppose such request and shall disclose disclosing party’s Proprietary Information only in the event of a final judgment or administrative order requiring such disclosure, and only to the extent necessary to comply with such request.

8.4 Unless otherwise agreed to in writing, neither party hereto shall have any obligation of confidentiality under this Agreement after the earlier of the seventh anniversary of (a) the conclusion date of the Period of Performance or (b) the date this Agreement is terminated in accordance with Article 11.

8.5 After the expiration of any obligation of confidentiality under this Agreement, upon written request from Sponsor, University shall promptly return (at Sponsor’s sole expense) all Proprietary Information, provided, however, that University may retain one copy of the Proprietary Information for archival purposes, and that such Proprietary Information shall remain subject to the terms and conditions of this Agreement.

Article 9 - Intellectual Property

9.1 The purpose of this clause is to balance Sponsor’s ability to reasonably exploit, with due competitive advantage, the commercial viability of technologies, products, or processes with University’s responsibility to ensure the broadest public benefit from the results of University research. University recognizes that one of the prime reasons Sponsor has entered this Agreement is an effort to secure, through the creation or enhancement of technologies, a market position with regard to its products or processes. At the same time, Sponsor recognizes that University has an obligation to utilize the knowledge and technology generated by University research in a manner which maximizes societal benefit and economic development and which provides for the education of graduate and undergraduate students.

9.2 University will promptly disclose to Sponsor in writing any Project Intellectual Property. Such disclosure shall be sufficiently detailed for Sponsor to assess the commercial viability of the technology and shall be provided and maintained by Sponsor in confidence pursuant to the terms of Article 8.

9.3 Within sixty (60) days from the date Sponsor receives notification of the existence of particular Project Intellectual Property, Sponsor shall confer with University as to appropriate protection for such Project Intellectual Property and whether Sponsor will assume responsibility for the expenses associated with filing for patent or other protection for such Project Intellectual Property. If Sponsor notifies University that it does not wish to pay the expenses in respect of any Project Intellectual Property, University may license such Project Intellectual Property to third parties and University shall have the sole right with respect to the filing and prosecution of patent applications and the maintenance of patents in respect of such Project Intellectual Property in accordance with the provisions of Article 9.5.

If Sponsor notifies University that it does wish to assume responsibility for the expenses associated with filing for patent or other protection for such Project Intellectual Property. such Project Intellectual Property will be added to the Patent Rights (as defined in the License Agreement) and related Technical Information (as defined in the License Agreement) will be subject to the provisions of the License Agreement and the procedures to be followed with respect to the filing and prosecution of patent applications and the maintenance of patents in respect of such Project Intellectual Property shall be as set forth in Paragraph 9.1 of the License Agreement and Article 9.5 of this Agreement. The parties shall amend the License Agreement to add such Project Intellectual Property to Exhibit A or Exhibit B to the License Agreement, as applicable.

9.4 All right and title to Project Intellectual Property described in clause (a) of the Project Intellectual property definition shall be solely owned by University. All rights and title to Sponsor Technology shall be solely owned by Sponsor. All rights and title to Project Intellectual Property described in clause (b) of the Project Intellectual property definition shall be jointly owned by University and Sponsor. Ownership of Project Intellectual property shall follow inventorship and, if necessary, patent counsel mutually acceptable to the parties shall determine inventorship of all Project Intellectual Property in accordance with U. S. patent law when determining whether Project Intellectual Property is jointly owned or is owned solely by University or solely by Sponsor.

9.5 Subject to the provisions of this Article 9.5, University shall promptly file and prosecute patent applications in respect of Project Intellectual Property after due consultation with Sponsor. With respect to Project Intellectual Property for which Sponsor notifies University that Sponsor will assume responsibility for the expenses associated with filing for patent or other protection for such Project Intellectual Property, preparation and prosecution of all patent applications in respect of such Project Intellectual Property as well as maintenance of all patents covering such Project Intellectual property shall be undertaken in accordance with the procedures specified in Paragraph 9.1 of the License Agreement. Specifically, Sponsor shall, in consultation with University, using patent counsel mutually acceptable to each of University and Sponsor, be responsible for the preparation and prosecution of all such patent applications and the maintenance of all such patents, to the extent permitted by law, in all countries designated in writing by Sponsor during the term of the License Agreement. Except as provided in Paragraph 9.3 of the License Agreement, Sponsor shall be responsible for all out-of-pocket costs and expenses incurred by University in the preparation, filing and prosecution of all such patent applications, and in the maintenance of all such patents. Such expenses shall include but not be limited to, expenses for the preparation, filing and prosecution of all U.S. and international non-provisional, provisional, and PCT patent applications, and any expenses incurred for the maintenance of any U.S., foreign and PCT patents, and in the prosecution or defense of any and all reissues, re-examinations, interferences, derivation proceedings, inter partes reviews, post grant reviews, oppositions, nullity proceedings and the like within such Patent Rights. Such costs and expenses shall not be creditable against any other payments due to University under this Agreement or the License Agreement. Patent counsel will notify University and provide University copies of any official communications from United States and foreign patent offices relating to prosecution of such patent applications, as well as copies of relevant communications to the various patent offices so that University may be informed and apprised of the continuing prosecution of such patent applications. University will have reasonable opportunities to participate in key decisions affecting filing, prosecution and maintenance of such patent applications and patents, including, without limitation, opportunity to review and provide comment on amendments and responses in the course of the prosecution of Project Intellectual Property. Sponsor will consider in good faith University’s reasonable suggestions regarding said prosecution. Sponsor will use reasonable efforts to amend any patent application to include claims reasonably requested by University in order to cover a Licensed Product (as defined in the License Agreement). Except as otherwise provided in Paragraphs 9.3 and 9.4, of the License Agreement, any differences between Sponsor and University with respect to preparation, filing, prosecution, issuance and maintenance matters for such patent applications and patents will be discussed and resolved to their mutual satisfaction; provided that if the parties cannot resolve such differences through good faith discussions within thirty (30) days, University’s decision shall control.

With respect to Project Intellectual Property for which Sponsor notifies University that Sponsor will not assume responsibility for the expenses associated with filing for patent or other protection for such Project Intellectual Property, University, University shall control the filing, prosecution and maintenance of patent applications and patents in respect of such Project Intellectual Property using counsel of University’s choice.

Article 10 - Principal Investigator

If the services of the Principal Investigator become unavailable to University for any reason, either party may terminate this Agreement using the procedure specified in Article 11.1 hereof.

Article 11 - Termination

11.1 Either party may terminate this Agreement with written notice to the other in the event the Principal Investigator becomes unavailable to perform the Project in accordance with Article 10. In addition, either party may terminate this Agreement for convenience at any time with thirty (30) days written notice to the other party.

11.2 In the event that either party hereto shall commit any material breach of or default in any terms or conditions of this Agreement, and also shall fail to reasonably remedy such default or breach within sixty (60) days after receipt of written notice thereof, the non-breaching party may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party in accordance with Article 15. For purposes of this Article 11.2, University’s “material obligations” shall mean its obligations under Articles 3, 4, 5.1A, 5.1B, 8 and 9. Sponsor’s “material obligations” shall mean its obligations under Articles 5.1, 8 and 9.

11.3 If a party is unable to perform under this Agreement due to a force majeure condition (as defined in Article 18.5) for more than forty five (45) consecutive days or an aggregate ninety (90) days in any 12-month period, then the other party may terminate this Agreement with notice to the non-performing party.

11.4 Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. Upon termination of this Agreement pursuant to Article 11.1 or termination of this Agreement by Sponsor pursuant to Article 11.2 or Article 11.3, University shall return to Sponsor any amounts paid to University by Sponsor which exceed University’s actual expenses for the Project through the date of termination.

11.5 The provisions of Articles 1, 4, 5.1A, 5.1B, 6, 7, 8, 9, 11.4, 12, 13, 14, 15, 16, 17, 18.2, 18.3, 18.6, 18.7 and 18.8 shall survive termination (including expiration) of this Agreement; provided that the provisions of Article 9 shall not survive termination of this Agreement by University pursuant to Article 11.2 based upon Sponsor’s failure to provide Project funding in accordance with Article 5.1.

Article 12 - Independent Contractor

12.1 In the performance of project, University shall be deemed to be and shall be an independent contractor. Neither party shall have any authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing by such other party.

12.2 Neither party hereto is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

Article 13 - Warranties

13.1 University represents to Sponsor that: (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization; (b) it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action; (c) this Agreement has been duly executed and delivered by it: (d) this Agreement constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity; and (e) its employees, agents and consultants are subject to written agreements requiring them to disclose and assign any Project Intellectual Property to University.

13.2 Sponsor represents and warrants to University that: (a) it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization; (b) it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action; (c) this Agreement has been duly executed and delivered by it: (d) this Agreement constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally, or general principles of equity; and (e) its employees, agents and consultants are subject to written agreements or binding policies requiring them to disclose and assign any Project Intellectual Property or Sponsor Technology to Sponsor.

13.3 EXCEPT AS PROVIDED UNDER ARTICLE 13.1, UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE PROJECT, OR THE CONDITION OF ANY INTELLECTUAL PROPERTY, WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT OR ANY INTELLECTUAL PROPERTY. FURTHER UNIVERSITY MAKES NO EXPRESS OR IMPLIED WARRANTY THAT THE USE OF ANY INTELLECTUAL PROPERTY WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHTS. UNIVERSITY SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY SPONSOR OR ANY OTHER PERSON RESULTING FROM THE PROJECT OR THE USE OF ANY INTELLECTUAL PROPERTY.

13.4 EXCEPT AS PROVIDED UNDER ARTICLE 13.2, SPONSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT. EXCEPT FOR THIRD PARTY CLAIMS UNDER ARTICLE 14, SPONSOR SHALL NOT BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY UNIVERSITY OR ANY OTHER PERSON RESULTING FROM THE PROJECT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

Article 14 – Indemnity and Insurance

14.1 Each party assumes all risks of personal injury, bodily injury including death, and property damage caused by the negligent acts or omissions of that party. Except as provided above, Sponsor shall defend, indemnify and hold harmless University its trustees, officers, employees and agents against all claims, liabilities, damages and costs (including counsel fees) arising out of any third party claims, suits or actions: (i) resulting from arising out of or related to Sponsor’s use, commercialization, or distribution of information, materials or products which result in whole or in part from the research performed pursuant to this Agreement; or (ii) that the work performed hereunder infringes third party intellectual property rights. University has no knowledge of any such claims. To receive the benefit of indemnification under this Article 14, University must (a) give Sponsor written notice of any claim(s) for which it seeks indemnification under this Article 14 within thirty (30) days, provided that the failure to give such notice shall not affect the rights of such University indemnitee under this Article 14 unless, and then solely to the extent that, such failure actually and materially prejudices the rights of Sponsor; and (b) reasonably cooperate with Sponsor and its insurance carrier in the defense or settlement of any such claim(s) (at Sponsor’s expense); and tender to Sponsor (and its insurance carrier) full authority to defend or settle the claim or suit, subject to the limitation set forth below with respect to settlement by Sponsor. Sponsor shall keep the University indemnitees informed on a current basis of its defense of any claims or suits under this Article 14. Sponsor will not settle any claim or suit against University indemnitees without University’s written consent where (1) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, or (2) such settlement would not include an unconditional release of University indemnitees from all liability for claims that are the subject matter of the settled claim. Sponsor has no obligation to indemnify University indemnitees’ in connection with any settlement made without Sponsor’s written consent.

14.2 Insurance. Each party will maintain insurance in an amount adequate to cover their obligations under this Agreement. It is agreed that either party may elect to maintain its coverage through its program of self-insurance. University coverage will include comprehensive general liability insurance, broad form contractual in a minimum amount of $2,000,000/$5,000,000 and professional liability in a minimum amount of $2,000,000/$3,000,000. Sponsor agrees to maintain coverage in an amount that will be adequate to cover its obligations hereunder based on commonly accepted industry standard for such services and for the duration of its obligations under the Agreement, including but not limited to general liability, product liability, and broad form contractual liability, if applicable, but in no event shall such coverage be less than in a minimum amount of $3,000,000/$5,000,000. Upon request, parties agree to provide the requesting party a certificate of insurance showing that such insurance is in place within 30 days of such request.

Article 15 - Notices

Notices, invoices, communications, and payments hereunder shall be deemed made if given by overnight courier or by registered or certified envelope, post prepaid, and addressed to the party to receive such notice, invoice or communication at the address given below or such other address as may hereafter be designated by notice in writing:

If to Sponsor:	Renovacor, Inc.
Name/Title	Magdalene Cook, Chief Executive Officer	Phone:	203-524-0788
Address	136 Knightsbridge Road	Fax:
City/State/Zip	Wynnewood, PA 19096	Email:	maggiecook95@gmail.com

If to University:
Stephen G. Nappi, Associate Vice President	Phone:	215-204-5293
Technology Commercialization and Business Development	Fax:	215-204-7486
1801 North Broad Street, Suite 401	Email:	snappi@temple.edu
Philadelphia, PA 19122

If Payment Matters:
Temple University
Lockbox—Payment Administration	Phone:	215-926-2062
PO Box 824242	Fax:	215-926-2022
Philadelphia, PA 19182	Email:	rapost@temple.edu

If Technical Issue:
PI	Phone:
Title	Fax:
Campus Address	Email:
Temple University
City/State/Zip

Either party may change its address for notice by giving notice to the other in the manner herein provided. Notices, requests, reports, and other communications provided in this Agreement, properly addressed according to the paragraph above, shall be deemed to have been made or given: (i) when confirmation of transmission received, if sent by facsimile, or the like; (ii) on the day following deposit with an overnight courier; or (iii) on the date three business days following deposit with the United States mail, certified or registered.

Article 16 - Governing Law

Both parties agree to comply with all applicable federal, state, and local laws and regulations in the performance of this Project, as well as any requirements under any applicable protocol or statement of work. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Article 17 - Dispute Resolution

In the event of any claim, dispute or controversy arising under, out of, or in connection with this Agreement, the parties shall appoint a representative and negotiate in good faith for a period of not less than sixty (60) days. If the representatives of the parties have not been able to resolve the dispute within such sixty (60) days, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Common Pleas of Philadelphia County of Pennsylvania or in the United States District Court for the Eastern District of Pennsylvania, to whose jurisdiction for such purposes the University and Sponsor each hereby irrevocably consents and submits.

Notwithstanding the foregoing, nothing in this clause shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

Article 18 - General Provisions

18.1 Non-assignability -- The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party; provided that Sponsor may assign this Agreement its rights and obligations hereunder to any third party that purchases substantially all of the Sponsor’s stock or assets.

18.2 Severability -- If any provision hereof is held unenforceable or void, the remaining provisions shall be enforced in accordance with their terms.

18.3 Entire Agreement -- This Agreement contains the entire and only agreement between the parties respecting the subject matter hereof and supersedes or cancels all previous negotiations, agreements, commitments and writings between the parties on the subject of this Agreement. Should processing of this Agreement require issuance of a purchase order or other contractual document, all terms and conditions of said document are hereby deleted in entirety. This Agreement may not be amended in any manner except by an instrument in writing signed by the duly authorized representatives of each of the parties hereto. If any provision of this Agreement is held to be invalid or unenforceable under the laws of any jurisdiction of the parties, all other provisions shall, nevertheless continue in full force and effect.

18.4 Export Control Regulations -- Sponsor agrees that it shall comply with all applicable export control regulations of the United States of America. Sponsor shall be responsible for obtaining all information regarding such regulations that is necessary for Sponsor to comply with such regulations.

18.5 Force Majeure -- Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences. In the event of the occurrence of such a force majeure event, the party unable to perform shall promptly notify the other party pursuant to Article 15, and use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

18.6 Binding Effect, Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or, as applicable, their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.8 Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in duplicate as of the day and year first above written.

[remainder of this page intentionally left blank -- signature page follows]

TEMPLE UNIVERSITY - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION

By An Authorized Official of University

/s/ Jaison G. Kurichi
Name:	Jaison G. Kurichi

Title:	Associate Vice President for Budget

Date:	Aug 5, 2019

RENOVACOR, INC.

By An Authorized Official of Sponsor

/s/ Magdalene Cook

Name:	Magdalene Cook, MD

Title:	Chief Executive Officer

Date:	August 12, 2019

APPENDIX A

PROJECT

[***]

APPENDIX B

PROJECT BUDGET

SRA Budget

[***]